                                                                     EXHIBIT 4.2


                            STOCKHOLDERS' AGREEMENT


                                     among


                        WESTERN MULTIPLEX CORPORATION,


                              WMC HOLDING CORP.,


                             GTI ACQUISITION CORP.


                                      and


                          GLENAYRE TECHNOLOGIES, INC.



                                  dated as of
                               October 31, 1999

                               TABLE OF CONTENTS

                                                                          Page


I.  INTRODUCTORY MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.1.    Defined Terms  . . . . . . . . . . . . . . . . . . . . . .  1
         1.2.    Construction . . . . . . . . . . . . . . . . . . . . . . .  4

II.  TRANSFERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         2.1.    Limitations on Transfer  . . . . . . . . . . . . . . . . .  4
         2.2.    Right of First Refusal . . . . . . . . . . . . . . . . . .  5
         2.3.    Transfers to Affiliates  . . . . . . . . . . . . . . . . .  6
         2.4.    Tag-Along Rights . . . . . . . . . . . . . . . . . . . . .  6
         2.5.    Drag-Along Rights  . . . . . . . . . . . . . . . . . . . .  8

III.  REGISTRATION RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . .  9
         3.1.    Piggyback Rights . . . . . . . . . . . . . . . . . . . . .  9
         3.2.    Other Registration Related Matters.  . . . . . . . . . . . 10
         3.3.    Indemnification  . . . . . . . . . . . . . . . . . . . . . 12

IV.  ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . 15
         4.1.    Right to Purchase Additional Common Stock  . . . . . . . . 15
         4.2     Transactions With Affiliates . . . . . . . . . . . . . . . 16
         4.3     Restrictions on Certain Fees.  . . . . . . . . . . . . . . 17

V.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         5.1.    Additional Securities Subject to Agreement . . . . . . . . 17
         5.2.    Covenant by GTI  . . . . . . . . . . . . . . . . . . . . . 17
         5.3.    Termination  . . . . . . . . . . . . . . . . . . . . . . . 17
         5.4.    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . 17
         5.5.    Further Assurances . . . . . . . . . . . . . . . . . . . . 18
         5.6.    Non-Assignability  . . . . . . . . . . . . . . . . . . . . 18
         5.7.    Amendment; Waiver  . . . . . . . . . . . . . . . . . . . . 18
         5.8.    Third Parties  . . . . . . . . . . . . . . . . . . . . . . 18
         5.9.    Governing Law  . . . . . . . . . . . . . . . . . . . . . . 18
         5.10.   Specific Performance . . . . . . . . . . . . . . . . . . . 18
         5.11.   Entire Agreement . . . . . . . . . . . . . . . . . . . . . 18
         5.12.   Titles and Headings  . . . . . . . . . . . . . . . . . . . 19
         5.13.   Severability . . . . . . . . . . . . . . . . . . . . . . . 19
         5.14.   Counterparts . . . . . . . . . . . . . . . . . . . . . . . 19
         5.15.   Reporting Requirements . . . . . . . . . . . . . . . . . . 19
         5.16.   Representations  . . . . . . . . . . . . . . . . . . . . . 20

                                                                   EXHIBIT 4.2

                            STOCKHOLDERS' AGREEMENT


          STOCKHOLDERS' AGREEMENT, dated as of October 31, 1999 (this "Agreement"), among Western Multiplex Corporation, a Delaware corporation (the "Company"), WMC Holding Corp., a Delaware corporation (together with its successors, "WMC Holding"), GTI Acquisition Corp., a Delaware corporation (together with its successors, "Glenayre") and Glenayre Technologies, Inc., a Delaware corporation (together with its successors, "GTI").


                                   RECITALS:

          A. The Company, WMC Holding, Glenayre and GTI are parties to an Acquisition Agreement, dated as of September 30, 1999, as amended and restated on October 31, 1999 (the "Acquisition Agreement"), pursuant to which, among other things, the Company will redeem 42,000,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"), from Glenayre (the "Redemption") and WMC Holding will purchase 35,955,000 shares of Class B Common Stock from Glenayre (the "Stock Purchase");

          B. Immediately following the Transactions (as defined herein), Glenayre will hold 2,045,000 shares of Class B Common Stock and WMC Holding will hold 35,955,000 shares of Class B Common Stock, and no shares of Class A Common Stock, par value $.01 per share, will be outstanding; and

          C. The parties hereto wish to provide for certain matters relating to Glenayre's holdings of Class B Common Stock.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:


                           I.  INTRODUCTORY MATTERS

          1.1. Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

          "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, that officers, directors or employees of the Company will not be deemed to be Affiliates of a stockholder of the Company for purposes hereof solely by reason of being officers, directors or employees of the Company.

          "Agreement" means this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

          "Assumption Agreement" means a writing reasonably satisfactory in form and substance to Glenayre and the Company whereby a Permitted Transferee of shares of Common Stock becomes a party to, and agrees to be bound by, to the same extent as its transferor by the terms of, this Agreement.

          "Board" means the Board of Directors of the Company.

          "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in the State of North Carolina or the State of New York are authorized or required by law to close.

          "Class A Common Stock" means the Class A Common Stock of the Company, par value $.01 per share.

          "Class B Common Stock" means the Class B Common Stock of the Company, par value $.01 per share.

          "Common Stock" means the shares of Class A Common Stock and Class B Common Stock of the Company and any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, or by way of a stock split of, such Common Stock.

          "Fully Diluted Shares" means the aggregate of (i) the number of shares of Common Stock issued and outstanding (other than shares of Common Stock held in the treasury of the Company or held by any Subsidiary) and (ii) the number of shares of Common Stock issuable upon
     (x) the exercise of any then exercisable in-the-money outstanding options, warrants or similar instruments (other than such instruments held by the Company or any Subsidiary) and (y) the exercise of any then exercisable conversion or exchange rights with respect to any outstanding securities or instruments (other than such securities or instruments held by the Company or any Subsidiary).

          "IPO" means the completion of an initial Public Offering and the sale to the public of Common Stock by the Company.

          "Permitted Transferees" means any Person to whom shares of Common Stock are Transferred in a Transfer in accordance with Section 2.2 or
     2.3 or otherwise not in violation of this Agreement and who is required to, and does, enter into an Assumption Agreement, and includes any

     Person to whom a Permitted Transferee of Glenayre (or a Permitted Transferee of a Permitted Transferee) so further Transfers shares of Common Stock and who is required to, and does, become bound by the terms of this Agreement.

          "Person" means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

          "Public Offering" means the sale of shares of any class of the Common Stock to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act.

          "Registrable Securities" means (i) any Common Stock held by Glenayre or its Permitted Transferees following the Transactions, (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, such Common Stock, and (iii) any Common Stock issued by way of a stock split of the Common Stock referred to in clauses (i) or (ii) or this clause (iii). For purposes of this Agreement, any Registrable Securities will cease to be Registrable Securities when (A) a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement,
     (B) all Registrable Securities may be offered and sold pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act in a single transaction or series of transactions over a 90-day period,
     (C) such Registrable Securities are sold by a Person in a transaction in which rights under the provisions of this Agreement are not assigned in accordance with this Agreement, or (D) such Registrable Securities cease to be outstanding.

          "Registration Expenses" means any and all expenses incident to the performance by the Company of its obligations under Sections 3.1 or 3.2, including (i) all SEC, stock exchange, National Association of Securities Dealers, Inc. and other comparable regulatory agencies, registration and filing fees, (ii) all fees and expenses of the Company in complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications), (iii) all printing, messenger and delivery expenses of the Company, (iv) the fees and disbursements of counsel for the Company and of its independent accountants, including the expenses of any "cold comfort" letters required by or incident to such performance and compliance, and (v) fees and disbursements customarily paid by issuers of securities (but not underwriters' or sales agents' discounts or similar compensation).

          "Ripplewood" means Ripplewood Holding L.L.C. (or its successor) and its Affiliates (other than WMC Holding or any employee, officer or director of WMC Holding or the Company).

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

          "Stockholders" means each of the holders of Common Stock.

          "Transactions" means the Redemption and the Stock Purchase.

          "Transfer" means a transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly pursuant to the creation of a derivative security, the grant of an option or other right, the imposition of a restriction on disposition or voting or transfer by operation of law, or, in the case of GTI, any change in the beneficial ownership of Glenayre or any other Affiliate of GTI that is a Stockholder so that such Stockholder is no longer a wholly-owned Affiliate of GTI.

          "WMC Holding Common Stock" means common stock issued by WMC Holding or issuable upon the conversion or exercise of any warrant, right, option or other convertible security of WMC Holding or as a dividend or other distribution with respect to, or in exchange for, or in replacement of, or by way of a stock split of, such WMC Holding Common Stock.

          1.2. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) "or" is not exclusive, (b) words in the singular include the plural, and in the plural include the singular,
(c) the words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified, and (d) references to "includes" or "including" shall mean "includes without limitation" or "including without limitation."

                                II.  TRANSFERS

          2.1. Limitations on Transfer. (a) Prior to an IPO, Glenayre and its Permitted Transferees may not Transfer any shares of Common Stock other than (i) in connection with a Public Offering effected in accordance with
Section 3.1(a), (ii) in accordance with Section 2.3, 2.4 or 2.5 or (iii) following the second anniversary hereof, in accordance with Section 2.2.

          (b) In the event of any purported Transfer by Glenayre or any of its Permitted Transferees of any shares of Common Stock in violation of the provisions of this Agreement, such purported Transfer will be void and of no effect and the Company will not give effect to such Transfer.

          (c) Each certificate representing shares of Common Stock issued to Glenayre or any of its Permitted Transferees will bear a legend on the face thereof substantially to the following effect (with such additions thereto or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement, the "Legend"):

     "THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS' AGREEMENT AMONG WESTERN MULTIPLEX CORPORATION ("THE COMPANY"), WMC HOLDING CORP., GTI ACQUISITION CORP. AND GLENAYRE TECHNOLOGIES, INC., A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS' AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS' AGREEMENT.

     THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

The Legend will be removed by the Company by the delivery of substitute certificates without such Legend in the event of (i) a Transfer permitted by this Agreement and in which the Transferee is not required to enter into an Assumption Agreement or (ii) the termination of Article II pursuant to the terms hereof, provided however, that the second paragraph of Legend will only be removed if at such time it is no longer required for purposes of the Securities Act and other applicable securities laws.

          (d) Except as permitted by Section 2.3, each of Glenayre and its Permitted Transferees shall have no right to Transfer, and the Company shall have no obligation to record any purported Transfer, of Class B Common Stock. The Company shall instead cause all such shares of Class B Common Stock proposed to be Transferred to be converted into or exchanged for an equal number of shares of Class A Common Stock immediately prior to such Transfer (after giving effect to any adjustment that may be necessary or appropriate as a result of any conversion or exercise of any warrant, right, option or other convertible security issuable in respect of Class A Common Stock or Class B Common Stock or as a dividend or other distribution with respect to, or in exchange for, or in replacement of, or by way of a stock split of, such Common Stock). References in Section 2.2 to Transfer Stock, references in
Section 2.4 to Common Stock of the Tagging Stockholder and references in
Section 2.5(a) to Common Stock of Glenayre and its Permitted Transferees shall be deemed references to Class A Common Stock converted or exchanged pursuant to this paragraph (d).

          2.2. Right of First Refusal. (a) Each of Glenayre and its Permitted Transferees agrees that, if, following the second anniversary hereof, such Stockholder (the "Offeree") receives a bona fide offer (a "Transfer Offer") to purchase all or any portion of the Common Stock (the "Transfer Stock") then owned by such Offeree from any Person (the "Offeror"), other than an Affiliate of such Offeree, which such Offeree wishes to accept, such Offeree shall cause the Transfer Offer to be reduced to writing and shall provide a written notice (the "Transfer Notice") of such Transfer Offer to the Company and WMC Holding; provided that, there shall not be more than three Permitted Transferees pursuant to this Section 2.2. The Transfer Notice shall also contain an irrevocable offer to sell the Transfer Stock to the Company for cash and, if the Company shall decline to accept such offer, WMC Holding or Ripplewood (in the manner set forth below) at a price equal to the price contained in, and upon the same terms and conditions as the terms and conditions contained in, the Transfer Offer and shall be accompanied by a true and complete copy of the Transfer Offer (which shall identify the Offeror, the Transfer Stock, the price contained in the Transfer Offer and the other material terms and conditions of the Transfer Offer); provided that none of Glenayre or any Permitted Transferee shall be entitled to accept any offer pursuant to this Section 2.2 which provides for any consideration other than cash, cash equivalents, marketable securities, securities with registration rights similar to those contemplated in Section 3.1 or securities which may be Transferred pursuant to Rule 144 or 145 (or any successor rules) under the Securities Act. At any time within 30 days after the date of the receipt by the Company and WMC Holding of the Transfer Notice, the Company shall have the option to exercise its right to purchase (or assign its right to one of its subsidiaries) or, if the Company and its subsidiaries shall decline to exercise such option, WMC Holding shall have the right to exercise such option to purchase (or assign its right to any party) all of the Transfer Stock covered by the Transfer Offer at the same price and on the same terms and conditions as the Transfer Offer. If such election is made, within 15 days after such election, the Company or WMC Holding or one of their aforementioned assignees shall deliver a certified bank check or checks in the appropriate amount to such Offeree against delivery of certificates or other instruments representing the Transfer Stock, appropriately endorsed by such Offeree. If the Company or WMC Holding or one of their aforementioned assignees has not given notice of its intention to exercise such right to purchase within such 30 day period or has not tendered the purchase price for such Transfer Stock in the manner set forth above within such 15 day period, such Offeree shall be free for a period of 90 days from the end of such 30 day or 15 day period, as the case may be, to transfer the Transfer Stock to the Offeror on terms which are no more favorable in any material respect to the Offeror than the terms and conditions set forth in the Transfer Notice. If for any reason such Offeree does not Transfer the Transfer Stock to the Offeror on such terms and conditions, the provisions of this Section 2.2 shall again be applicable to the Transfer Stock.

          (b) The closing of the purchase of the Transfer Stock upon exercise of the option pursuant to Section 2.2(a) shall take place at the principal office of the Company on a date specified by the buyer no later than the last day of the 15 day period after the election is made.

          2.3. Transfers to Affiliates. Glenayre and its Permitted Transferees may Transfer any or all of the shares of Common Stock held by any of them to any of their respective wholly-owned Affiliates who duly executes and delivers an Assumption Agreement, provided that in connection therewith the Company has been furnished with an opinion in form and substance reasonably satisfactory to the Company of counsel reasonably satisfactory to the Company that such Transfer is exempt from or not subject to the provisions of Section 5 of the Securities Act and any other applicable securities laws.

          2.4. Tag-Along Rights. (a) So long as this Agreement remains in effect, with respect to (i) any proposed Transfer by WMC Holding of shares of Common Stock owned by WMC Holding to any Person not an Affiliate or officer, director or employee of WMC Holding or the Company, other than in a Public Offering or as contemplated by Section 4.2(c), or (ii) any proposed Transfer by Ripplewood of shares of WMC Holding Common Stock to any Person not an Affiliate or officer, director or employee of WMC Holding or the Company, other than in a Public Offering or as contemplated by Section 4.2(c), in each case whether pursuant to a stock sale, a tender or exchange offer or any other sale transaction (any such transaction, a "WMC Holding Sale"), WMC Holding will have the obligation, and each of Glenayre and its Permitted Transferees will have the right, to require the proposed transferee (a "Proposed Transferee") to purchase from each of Glenayre and its Permitted Transferees who exercises its rights under Section 2.4(b) (a "Tagging Stockholder") a number of shares of Common Stock up to the product (rounded up to the nearest whole number) of (i) the quotient determined by dividing
(A) the aggregate number of shares of Common Stock owned by such Tagging Stockholder by (B) the aggregate number of shares of Common Stock owned by

WMC Holding, the Tagging Stockholder and any other Stockholder entitled to participate in the WMC Holding Sale, and (ii) in the case of a sale of Common Stock, the total number of shares of Common Stock proposed to be directly or indirectly Transferred to the Proposed Transferee or in the case of a sale of WMC Holding Common Stock, the product of (x) the quotient determined by dividing the number of shares of WMC Holding Common Stock being Transferred divided by the total number of shares of WMC Holding Common Stock owned by Ripplewood at such time, times (y) the aggregate number of shares of Common Stock of the Company owned by WMC Holding or Ripplewood at such time), upon the same terms and conditions (including time of payment and form of consideration) as to be paid and given to WMC Holding (or Ripplewood, as the case may be); provided, that in order to be entitled to exercise its right to sell shares of Common Stock to the Proposed Transferee pursuant to this
Section 2.4, each Tagging Stockholder must agree to make to the Proposed Transferee the same representations, warranties, covenants, indemnities and agreements as WMC Holding agrees to make in connection with the proposed WMC Holding Sale so long as they are made severally and not jointly; and provided, further, that no Tagging Stockholder shall be required to make representations, warranties or covenants or provide indemnification with respect to any matter other than its ownership of the shares of Common Stock to be Transferred, its ability to Transfer such shares free and clear of all encumbrances and its authority and due authorization to Transfer such shares. Each Tagging Stockholder will be responsible for its proportionate share of the costs incurred in connection with the WMC Holding Sale to the extent not paid or reimbursed by the Company or the Proposed Transferee.

          (b) WMC Holding will give notice to each Tagging Stockholder of each proposed WMC Holding Sale at least 15 Business Days prior to the proposed consummation of such WMC Holding Sale, setting forth the number of shares of Common Stock or WMC Holding Common Stock, as the case may be, proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, WMC Holding will provide such information, to the extent reasonably available to WMC Holding, relating to such consideration as the Tagging Stockholder may reasonably request in order to evaluate such non-cash consideration) and other terms and conditions of payment offered by the Proposed Transferee, and a representation that the Proposed Transferee has been informed of the tag-along rights provided for in this Section 2.4. WMC Holding will deliver or cause to be delivered to each Tagging Stockholder copies of all transaction documents relating to the proposed WMC Holding Sale as the same become available. The tag-along rights provided by this Section 2.4 must be exercised by each Tagging Stockholder within 10 days following receipt of the notice required by the preceding sentence by delivery of a written notice to WMC Holding indicating the desire of such Tagging Stockholder to exercise its rights and specifying the number of shares of Common Stock it desires to sell. The Tagging Stockholder will be entitled under this Section 2.4 to

Transfer to the Proposed Transferee the number of shares of Common Stock calculated in accordance with Section 2.4(a).

          (c) If any Tagging Stockholder exercises his, her or its rights under Section 2.4(a), the closing of the purchase of the Common Stock with respect to which such rights have been exercised will take place concurrently with the closing of the sale of Common Stock or WMC Holding Common Stock, as the case may be, to the Proposed Transferee.

          2.5. Drag-Along Rights. (a) So long as this Agreement remains in effect, if WMC Holding or its stockholders receives an offer from a Person other than an Affiliate of WMC Holding (a "Third Party") to purchase (other than in a Public Offering) either (i) at least a majority of the shares of Common Stock then outstanding or (ii) at least a majority of the shares of WMC Holding Common Stock then outstanding, and, in either case, such offer is accepted by WMC Holding or its stockholders, then each of Glenayre and its Permitted Transferees hereby agrees that, if requested by WMC Holding, it will Transfer to such Third Party on the same terms and conditions (including time of payment and form of consideration) as to be paid and given to WMC Holding or its stockholders, the number of shares of Common Stock equal to the number of shares of Common Stock owned by it multiplied by the percentage of the then outstanding shares of Common Stock to which the Third Party offer is applicable.

          (b) WMC Holding will give notice (the "Drag-Along Notice") to each of Glenayre and its Permitted Transferees of any proposed Transfer giving rise to the rights of WMC Holding set forth in Section 2.5(a) as soon as practicable following WMC Holding's or its stockholders' acceptance of the offer referred to in Section 2.5(a). The Drag-Along Notice will set forth the number of shares of Common Stock proposed to be so Transferred, the name and address of the Third Party, the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, WMC Holding will provide such information, to the extent reasonably available to WMC Holding, relating to such consideration as Glenayre and its Permitted Transferees may reasonably request in order to evaluate such non-cash consideration), the number of shares of Common Stock sought and the other terms and conditions of the offer; provided that none of Glenayre or any Permitted Transferee shall be obligated to accept pursuant to this Section 2.5 any consideration other than cash, cash equivalents, marketable securities, securities with registration rights similar to those contemplated in Section 3.1 or securities which may be Transferred pursuant to Rule 144 or 145 (or any successor rules) under the Securities Act. WMC Holding will endeavor to notify Glenayre and its Permitted Transferees at least 20 days (and in any event shall notify Glenayre and its Permitted Transferees at least 10 Business Days) in advance of entering into a definitive agreement in connection with such offer. In any such agreement, Glenayre and its Permitted Transferees will be required (i) to make or agree to the same representations, warranties and indemnities as WMC Holding so long as they are made severally and not jointly (provided that Glenayre and its Permitted Transferees will not be required to make representations, warranties or covenants or provide indemnification with respect to any matter other than their respective ownership of the shares of Common Stock to be Transferred, their respective ability to Transfer such shares free and clear of all encumbrances and their respective authority and due authorization to Transfer such shares), and (ii) to pay their proportionate share of the costs incurred in connection with such WMC Holding Sale to the extent not paid or reimbursed by the Company or the Transferee or Third Party. If the Transfer referred to in the Drag-Along Notice is not consummated within 90 days from the date of the Drag-Along Notice, WMC Holding must deliver another Drag-Along Notice in order to exercise its rights under this Section 2.5 with respect to such Transfer or any other Transfer.


                           III.  REGISTRATION RIGHTS

          3.1. Piggyback Rights. (a) Each time the Company is planning to file a registration statement under the Securities Act in connection with the sale of Common Stock by (i) the Company (other than in connection with a registration statement on Forms S-4 or S-8 or any similar or successor form) or (ii) WMC Holding (the Company or WMC Holding in such case, the "Initiating Party"), the Company will give prompt written notice thereof to Glenayre and its Permitted Transferees at least 20 Business Days prior to the anticipated filing date of such registration statement. Upon the written request of Glenayre and any Permitted Transferee made within 10 Business Days after the receipt of any such notice from the Company, which request will specify the Registrable Securities (such securities, together with any other shares of Common Stock requested to be included in such registration statement by any other Person pursuant to similar registration rights, the "Piggy-Back Shares") intended to be disposed of by Glenayre or such Permitted Transferee in such offering, the Company will use reasonable efforts to effect the registration under the Securities Act of all Piggy-Back Shares which the Company has been so requested to register by Glenayre or such Permitted Transferee to the extent required to permit the disposition of the Piggy-Back Shares so registered; provided, that (x) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, any Initiating Party determines for any reason not to proceed with the proposed registration, the Company may at its election give written notice of such determination to each holder of Piggy-Back Shares and thereupon will be relieved of its obligation to register any Piggy-Back Shares in connection with such registration, (y) if such registration involves an underwritten offering, each such holder must sell its shares to the underwriters on the same terms and conditions as apply to the Initiating Parties and (z) the Company shall have no obligation to register Class B

Common Stock and may instead cause all such shares of Class B Common Stock that are Piggy-Back Shares to be converted into or exchanged for an equal number of shares of Class A Common Stock immediately prior to such registration (after giving effect to any adjustment that may be necessary or appropriate as a result of any conversion or exercise of any warrant, right, option or other convertible security issuable in respect of Class A Common Stock or Class B Common Stock or as a dividend or other distribution with respect to, or in exchange for, or in replacement of, or by way of a stock split of, such Common Stock).

          (b) If a registration pursuant to this Section 3.1 involves an underwritten offering and the managing underwriter or underwriters advise the Company in writing that, in their opinion, (i) the number of securities which the Initiating Party intends to include in such registration, together with the Piggy-Back Shares, exceeds the largest number of such securities which can be sold in such offering without having an adverse effect on such offering (including, but not limited to, the price at which such securities can be sold) or (ii) the inclusion of the Piggy-Back Shares in such registration would have an adverse effect on such offering, then the Company will include in such registration (A) first, 100% of the securities proposed to be sold by the Company and (B) second, to the extent that the number of securities requested to be included in such registration can, in the opinion of such managing underwriter, be sold without having the adverse effect referred to above, the number of securities which WMC Holding and the holders of Piggy-Back Shares have requested to be included in such registration, such amount to be allocated pro rata among WMC Holding and all such holders on the basis of the relative number of securities requested to be registered by WMC Holding and each such holder (provided that any securities thereby allocated to WMC Holding or any such holder that exceed the request of WMC Holding or such holder will be reallocated among WMC Holding and the remaining requesting holders in like manner).

          3.2. Other Registration Related Matters. (a) If the Board determines that the registration and distribution of Registrable Securities
(A) could impede, delay or interfere with any pending material financing, acquisition, corporate reorganization or other significant transaction involving the Company or (B) could require disclosure of non-public material information, the disclosure of which could adversely affect the Company, the Company will promptly give the requesting holders written notice of such determination and will be entitled to postpone the filing or effectiveness of a registration statement for a reasonable period of time not to exceed 180 calendar days in any calendar year (a "Section 3.2(a) Period"); provided, however, that in connection therewith the Company will be required to deliver to the requesting holders a general statement, signed by the chief financial officer of the Company, describing in reasonable detail the reasons for such postponement or restriction on use and an estimate of the anticipated delay.

The Company will promptly notify the requesting holders of the expiration or earlier termination of a Section 3.2(a) Period.

          (b) The Company may require any Person that is selling shares of Common Stock in a Public Offering pursuant to Section 3.1 (each a "Holder") to furnish to the Company in writing such information regarding such Person and the distribution of the shares of Common Stock which are included in a Public Offering as may from time to time reasonably be requested in writing in order to comply with the Securities Act.

          (c) The Company will pay all Registration Expenses in connection with each registration or proposed registration of Registrable Securities pursuant to Section 3.1. Notwithstanding the foregoing, (i) the fees or expenses of counsel to the Holders or of any other expert hired directly by
the Holders will be the sole responsibility of the Holders and (ii)   the
Holders will be responsible for their respective pro rata shares (determined by reference to the number of shares included in the applicable registration) of all underwriting discounts and commissions and transfer taxes.

          (d) No later than ten days before filing any registration statement or prospectus, or any amendments or supplements thereto, in connection with any registration or proposed registration of Registrable Securities pursuant to Sections 3.1, the Company will furnish to counsel of the Holders copies of all documents proposed to be filed.

          (e) The Company will furnish to each Holder such number of copies of the applicable registration statement and of each amendment or supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other documents as such Holder may reasonably request in order to facilitate the disposition of Registrable Securities by such Holder.

          (f) The Company will use reasonable efforts to register or qualify Registrable Securities covered by a registration statement under such other securities or blue sky laws of such jurisdictions as each Holder reasonably requests, and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder, except that the Company will not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 3.2(f), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction.

          (g) The Company will use reasonable efforts to cause the Registrable Securities covered by a registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Holder thereof to consummate the disposition thereof.

          (h) The Company will notify each Holder of Registrable Securities covered by a registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act promptly after the Company becomes aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such Holder, prepare and furnish to such Holder a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances than existing.

          (i) The Company will enter into such customary agreements (including an underwriting agreement in customary form) and take such other actions as sellers of a majority of securities covered by a registration statement or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities.

          (j) The Company will make available for inspection by any Holder of Registrable Securities covered by a registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such Holder or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company's officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such registration statement.

          (k) The Company will obtain a "cold comfort" letter or letters from the Company's independent public accountants in customary form and covering matters of the type customarily covered by "cold comfort" letters as the sellers of a majority of the securities covered by the registration statement reasonably request.

          (l) Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.2(h), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder's receipt of the copies of the amended or supplemented prospectus contemplated by Section 3.2(h) and, if so directed by the Company, such Holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company gives any such notice, the period for which the Company will be required to keep the registration statement effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 3.2(h) to and including the date when each Holder has received the copies of the supplemented or amended prospectus contemplated by
Section 3.2(h).

          (m) Each Holder will, in connection with an offering of the Company's securities, upon the request of the Company or of the underwriters managing any underwritten offering of the Company's securities, agree in writing not to effect any sale, disposition or distribution of Registrable Securities (other than those included in the registration or in a private sale to a third party that is otherwise in accordance with the terms of this Agreement if such third party agrees to be bound by this Agreement, including this clause (m)) without the prior written consent of the managing underwriter for such period of time (not to exceed 180 days) from the effective date of such registration as the Company or the underwriters may specify.

          3.3. Indemnification. (a) Indemnification by the Company. In the event of any registration of any securities of the Company under the Securities Act pursuant to Section 3.1, the Company hereby indemnifies and agrees to hold harmless, to the extent permitted by law, each Holder of Registrable Securities covered by such registration statement, each Affiliate of such Holder and their respective directors and officers or general and limited partners (and the directors, officers, Affiliates and controlling Persons thereof), each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such Holder or any such underwriter within the meaning of the Securities Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages or liabilities, joint or several, and expenses to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and the Company will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, that the Company will not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, in any such preliminary, final or summary prospectus, or any amendment or supplement thereto in reliance upon and in conformity with written information with respect to such Indemnified Party furnished to the Company by such Indemnified Party for use in the preparation thereof; and provided, further, that the Company will not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, under the indemnity agreement in this
Section 3.3 with respect to any preliminary prospectus or the final prospectus or the final prospectus as amended or supplemented, as the case may be, to the extent that any such loss, claim, damage or liability of such underwriter or controlling Person results from the fact that such underwriter sold Registrable Securities to a Person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final prospectus or of the final prospectus as then amended or supplemented, whichever is most recent, if the Company has previously furnished copies thereof to such underwriter. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any Indemnified Party and will survive the Transfer of such securities by such Holder.

          (b) Indemnification by the Holders and Underwriters. The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with Section 3.1, that the Company shall have received an undertaking reasonably satisfactory to it from the Holder of such Registrable Securities to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 3.3(a)) the Company, all other Holders or any prospective underwriter, as the case may be, and any of their respective Affiliates, directors, officers and controlling Persons, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if (and only if) such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information with respect to such Holder furnished to the Company by such Holder expressly for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the Holders, or any of their respective Affiliates, directors, officers or controlling Persons and will survive the Transfer of such securities by such Holder.

          (c) Notices of Claims, Etc. Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 3.3, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, that the failure of the indemnified party to give notice as provided herein will not relieve the indemnifying party of its obligations under Section 3.3(a) or 3.3(b), except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. If, in such indemnified party's reasonable judgment, having common counsel would result in a conflict of interest between the interests of such indemnified and indemnifying parties, then such indemnified party may employ separate counsel reasonably acceptable to the indemnifying party to represent or defend such indemnified party in such action, it being understood, however, that the indemnifying party will not be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such indemnified parties (and not more than one separate firm of local counsel at any time for all such indemnified parties) in such action. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

          (d) Other Indemnification. Indemnification similar to that specified in this Section 3.3 (with appropriate modifications) will be given by the Company and each Holder of Registrable Securities with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

          (e) Contribution. If recovery is not available under the foregoing indemnification provisions of this Section 3.3 for any reason other than as expressly specified therein, the parties required to provide indemnification by the terms thereof will contribute to liabilities and expenses of the indemnified party except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled, consideration will be given to the relative benefits received by each party from the offering of the Registrable Securities (taking into account the portion of the proceeds realized by each), the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any misstatement or omission and any other equitable considerations appropriate under the circumstances.

          (f)  Non-Exclusivity.  The obligations of the parties under this
Section 3.4 will be in addition to any liability which any party may otherwise have to any other party.


                          IV.  ADDITIONAL AGREEMENTS

          4.1. Right to Purchase Additional Common Stock. (a) Subject to paragraph 4.1(d), in the event the Company proposes to issue Common Stock to WMC Holding, Ripplewood or any other Affiliate of WMC Holding at any time prior to the second anniversary hereof and that such issuance would have the effect of reducing Glenayre's and its Permitted Transferees percentage ownership of the Fully Diluted Shares below the lesser of 5.1% or the percentage owned by Glenayre and its Permitted Transferees at such time, the Company hereby grants to Glenayre the right to purchase in lieu of WMC Holding, Ripplewood or such other Affiliate, in accordance with Section 4.1(b), a number of shares of any Common Stock which the Company issues equal to the product of (a) the total number of shares of such Common Stock which the Company issues at such time and (b) a fraction, the numerator of which shall be the total number of Fully Diluted Shares then outstanding and beneficially owned by Glenayre, and the denominator of which shall be the total number of Fully Diluted Shares then outstanding. If Glenayre does not purchase any or all of its pro rata portion of Common Stock, WMC Holding, Ripplewood or any other Affiliate of WMC Holding shall be free to purchase Glenayre's pro rata portion of Common Stock. The rights of Glenayre under this Section 4.1 shall terminate if unexercised within 20 days after receipt of the Notice of Issuance referred to in Section 4.1(b).

          (b) In the event that the Company proposes to undertake an issuance that is subject to Glenayre's rights under Section 4.1(a), it shall give Glenayre written notice (a "Notice of Issuance") of its intention, describing all material terms of the Common Stock, the price and all material terms upon which the Company proposes to issue such Common Stock. Glenayre shall have 20 days from the date of the Notice of Issuance to agree to purchase all or any portion of Glenayre's pro rata share of such Common Stock (as determined pursuant to Section 4.1(a)) for the same consideration, if such consideration shall consist solely of cash, or for cash, Cash Equivalents or Marketable Securities having an equivalent value to the consideration payable by WMC Holding or such other Affiliate of the Company at the time of payment as determined pursuant to the valuation procedures set forth in the Notice of Issuance by giving written notice to the Company, with a copy to WMC Holding, and stating therein the quantity of Common Stock to be purchased by such Stockholder; provided, however, to the extent a payment of non-cash consideration by WMC Holding or such other Affiliate of the Company, as contemplated by this Section 4.1(b), consists of any assets, securities or capital stock acquired from a non-Affiliate substantially contemporaneously with such payment, then the value of such assets, securities or capital stock for purposes of this Section 4.1(b) shall equal the price paid or to be paid by WMC Holding or such other Affiliate to the non-Affiliate; provided, further, that any capital stock issued by WMC Holding or such other Affiliate of the Company to acquire assets, securities or capital stock from a non-Affiliate shall be valued at the same time as it is valued under the terms of any agreement with such non-Affiliate.

          (c) Except as otherwise agreed by Glenayre and WMC Holding, the price payable for any shares of Common Stock to be issued by the Company prior to the first anniversary hereof shall be based upon an equity value for the Company equal to the Purchase Price for the Purchased Common Shares (as such terms are defined in the Acquisition Agreement).

          (d) It is expected that whenever WMC Holding issues any WMC Holding Common Stock (or options, warrants or other rights to purchase WMC Holding Common Stock) following the date hereof, the Company will issue a equivalent number of shares of Common Stock (or options, warrants or other rights to purchase Common Stock). Notwithstanding anything to the contrary contained in Section 4.1, Section 4.1(a),(b) and (c) shall not be applicable to any such issuance of Common Stock by the Company to WMC Holding in connection with the issuance by WMC Holding to any officer, director or employee of WMC Holding or the Company or to any Person not an Affiliate of Ripplewood, including, without limitation, in connection with any acquisition by WMC Holding or the Company of assets, securities or capital stock from a non-Affiliate in which WMC Holding is issuing WMC Holding Common Stock to such non-Affiliate; provided that WMC shall notify Glenayre in writing of all material terms of the Common Stock, the price and all material terms upon which the Company proposes to issue any Common Stock to which the exceptions set forth in this Section 4.1(d) applies.

          4.2. Transactions With Affiliates. (a) Except for transactions subject to Glenayre's rights under Section 4.1 (which shall be governed by such Section and not by this Section 4.2(a)), the Company shall not, and WMC Holding shall not permit the Company to, directly or indirectly, enter into any single transaction or series of related transactions with any Affiliate of the Company (other than the Company or any of its Subsidiaries) unless such transaction or series of related transactions, including the issuance of shares of Common Stock to an Affiliate of the Company, is on terms that are no less favorable to the Company or any such Subsidiary, as the case may be, than would be available in a comparable transaction or transactions with an unrelated third party.

          (b) WMC Holding and its Affiliates may provide administrative or cash management services in the ordinary course of the Company's businesses and may receive compensation therefor and reimbursement for its costs and expenses in connection therewith on no less favorable terms than such services are provided to any other Affiliate of WMC Holding.

          (c)  Notwithstanding anything to the contrary contained in this
Section 4.2, (i) WMC shall have the right to cause the merger of Western Multiplex Corporation, a California corporation, with and into the Company, with the Company as the surviving corporation, (ii) WMC shall have the right to cause the Class B Common Stock to be converted into Class A Common Stock, and (iii) WMC Holding shall have the right to convert into a limited liability company and distribute its assets (including the shares of Common Stock) to its stockholders, merge or consolidate with the Company, with either party as the surviving corporation, or to cause the liquidation of the Company and distribution of all of its assets to the Stockholders, or to amend the certificate of incorporation of the Company to provide for the conversion of all shares of Common Stock into shares of WMC Holding Common Stock, or any similar transaction that combines the ownership of WMC Holding and the Company, in the case of (i), (ii) and (iii), without Glenayre's consent or affirmative vote; provided that, the rights and ownership interest of Glenayre are not adversely affected by any such transaction (except that to the extent WMC Holding ceases to exist, the obligations of WMC Holding set forth in Article III shall be assumed only by Ripplewood and not the other shareholders of WMC Holding, and except for the difference in the votes per share of Class A Common Stock and Class B Common Stock); and provided, further, that WMC Holding shall notify Glenayre in writing of all material terms of any such transaction to which this Section 4.2(c) applies no less than 20 days prior to effecting any such transaction.

          4.3. Restrictions on Certain Fees. Except as previously disclosed to Glenayre, neither WMC Holding nor any other Affiliate of WMC Holding (other than the Company) shall accept from the Company, and the Company shall not pay to WMC Holding or any other Affiliate of the Company (other than the Company), any management, consulting, investment banking or similar fee without the prior written consent of Glenayre, which shall not be unreasonably withheld.

                               V.  MISCELLANEOUS

          5.1. Additional Securities Subject to Agreement. Each of Glenayre and its Permitted Transferees agrees that any other equity securities of the Company which it hereafter acquires by means of a stock split, stock dividend, or distribution will be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

          5.2. Covenant by GTI. GTI hereby covenants to cause Glenayre and any other Stockholder that is an Affiliate of GTI to comply with the terms of this Agreement and not to take any action directly or indirectly through any Affiliate that is expressly prohibited by this Agreement or has the purpose or effect of circumventing the express terms of this Agreement.

          5.3. Termination. The provisions of this Agreement specified below will terminate and be of no further force and effect (other than with respect to prior breaches) as follows: (i) with respect to Sections 2.1, 2.2, 2.3, 2.4, 2.5, 5.15 and Article IV upon completion of an IPO; (ii) with respect to Sections 3.1 and 3.2 and Article IV, at such time as Glenayre or any of its Permitted Transferees owns no Registrable Securities; (iii) with respect to
Section 3.3, upon the expiration of the applicable statutes of limitations; and (iv) with respect to all other Sections of this Agreement, at such time as all Sections of this Agreement other than such other Sections have terminated.

          5.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses set forth in Section 9.2 of the Acquisition Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.4).

          5.5. Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement and every provision hereof.

          5.6. Non-Assignability. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party hereto without the express prior written consent of the other parties, and any attempted assignment, without such consents, will be null and void; provided, however, that WMC Holding may assign or delegate its rights hereunder to any

Affiliate of WMC Holding so long as such Affiliate executes and delivers to the Company an Assumption Agreement satisfactory to the Company.

          5.7. Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

          5.8. Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

          5.9. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

          5.10. Specific Performance. Without limiting or waiving in any respect any rights or remedies of the parties hereto under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto will be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

          5.11. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.

          5.12. Titles and Headings. The section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

          5.13. Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement will not be affected and will remain in full force and effect.

          5.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

          5.15. Reporting Requirements. (a) So long as the Company is not subject to the reporting requirements under Section 12 or 15 of the

Securities Exchange Act of 1934, as amended, as promptly as practicable, but in no event later than 120 days after the end of each fiscal year ending after the date hereof or 60 days after the end of each fiscal quarter ending after the date hereof, as the case may be, the Company shall furnish to Glenayre true and correct copies of (i) in the case of any such fiscal year, the audited consolidated balance sheets and the related audited consolidated statements of income and cash flows of the Company and its subsidiaries as of the last day of and for the fiscal year then ended, together with the accompanying report of the Company's auditors thereon, and (ii) to the extent available, in the case of each fiscal quarter, the unaudited consolidated balance sheets and related unaudited consolidated statements of income and cash flows of the Company and its subsidiaries for the fiscal quarter then ended, which financial statements shall be prepared in accordance with United States generally accepted accounting principles (in each case, together with any notes relating thereto); provided, that notwithstanding the foregoing, for so long as Glenayre and its Permitted Transferees own shares of Common Stock, the Company shall deliver to Glenayre and each of its Permitted Transferees true and complete copies of such financial and other information as is provided from time to time to any financing source of the Company or WMC Holding and, provided, further, that if the Company ceases to be required to provide financial and other information to its financing sources during such time, the Company shall nonetheless thereafter continue to provide to Glenayre such financial and other information in the form and on the schedule previously provided to such financing sources.

          (b) In the event that the Company is not preparing financial statements described in clause (ii) of paragraph (a) above, then as promptly as practicable, the Company will deliver to Glenayre true and complete copies of such other regularly-prepared financial statements, reports and analyses as may be prepared by the Company or any subsidiary thereof relating to the business or operations of the Company or any subsidiary thereof.

          (c) Glenayre agrees to keep confidential all nonpublic information made available to Glenayre pursuant to this Section 5.15; provided, however, that Glenayre will not be required to maintain as confidential any such information that (a) becomes generally available to the public other than as a result of a disclosure by Glenayre or (b) is required to be disclosed pursuant to the terms of a valid subpoena or order by governmental authority or other legal requirement.

          5.16. Representations. Each of the parties hereto represents that this Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party enforceable against it in accordance with the terms of this Agreement.

          IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

                                WESTERN MULTIPLEX CORPORATION


                                By:  /s/  Jeffrey M. Hendren
                                     -----------------------------
                                     Name: Jeffrey M. Hendren
                                     Title:  Secretary


                                WMC HOLDING CORP.


                                By:   /s/  Jeffrey M. Hendren
                                     -----------------------------
                                     Name: Jeffrey M. Hendren
                                     Title: Vice President


                                GTI ACQUISITION CORP.

                                By:   /s/  John C. Berens
                                     -------------------------
                                     Name:  John C. Berens
                                     Title:  President


                                GLENAYRE TECHNOLOGIES, INC.


                                By:   /s/  Clarke H. Bailey
                                     -----------------------------
                                     Name:  Clarke H. Bailey
                                     Title:  Chairman









                            Stockholders Agreement